Exhibit 99

                       ADVANCED MARKETING SERVICES DELAYS
              FILING FORM 10-Q FOR FIRST QUARTER OF FISCAL 2004



      SAN DIEGO,  CALIF.,  AUG. 18, 2003 - Advanced Marketing  Services,  Inc.
(NYSE: MKT), a leading global provider of customized services to book retailers and publishers, today announced an additional delay in the filing of its Form 10-Q for the first quarter of fiscal year 2004 that ended on June 28, 2003. The Company had previously announced that it had filed for a five-day extension on a Form 12b-25 Notification as it believed it necessary to take the extra time in light of the recently announced government investigation of its advertising services.

      The investigation is seeking evidence to determine if there have been violations of federal law. The Company believes the investigation is limited to its advertising services and is focused on quantity variances associated with the distribution of various advertising vehicles and the treatment of coop advertising funds. In view of the foregoing, the Company is assembling additional information for review by its independent auditors, Deloitte & Touche LLP, who will require more time to complete this additional review of the Company's advertising services in connection with the filing of the Company's Form 10-Q. The Company intends to complete and file its Form 10-Q as promptly as possible thereafter.



ABOUT ADVANCED MARKETING SERVICES

      Headquartered in San Diego, California, Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The company provides a full range of value-added services that provide AMS's customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS' proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the benefit of its warehouse clubs and bookstore customers. AMS has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,700 people worldwide.

Recent press releases on Advanced  Marketing  Services,  Inc. are available on
both   the   Company's   Website,   WWW.ADVMKT.COM,   and   on  PR   Newswire,
WWW.PRNEWSWIRE.COM.



FOR FURTHER INFORMATION:

INVESTOR RELATIONS:                     MEDIA CONTACTS:
Chuck Williams                          The McQuerter Group
Director of Investor Relations          Greg McQuerter or Tina Wilmott
Advanced Marketing Services, Inc        (858) 450-0030 x140
(858) 450-3545                          TWILMOTT@MCQUERTER.COM
CHUCKW@ADVMKT.COM